EXHIBIT 99.1

Portion of Press Release dated July 3, 2003

Redback Networks Expects Lower Second Quarter 2003 Results

SAN JOSE, Calif., July 3, 2003 – Redback Networks Inc. (NASDAQ: RBAK), today announced that it expects second quarter revenue for the three months ended June 30, 2003, to be approximately $22.0 million, compared to $29.5 million in the first quarter of 2003. These estimates are preliminary and subject to release of final results on July 16th, 2003.

“As the telecommunications market continues to move cautiously, we continue to experience extended and delayed testing cycles, and slower than anticipated implementations of new service delivery platforms,” said Kevin DeNuccio, president and chief executive officer at Redback. “In addition, our Asia Pacific business was unusually weak due to the much publicized bans and restrictions on travel to the region, contributing significantly to the revenue shortfall.”

“While I am clearly disappointed with the results of this quarter, I am optimistic about the level of positive reception we are receiving from customers on our next generation service platforms. As such, my confidence in the intermediate and long-term prospects of the company remains high,” said DeNuccio.

About Redback Networks Inc.

Redback Networks enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as a comprehensive User-to-Network operating system software, and a set of network provisioning and management software.

Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent & Trademark Office and in other countries. SMS and User Intelligent Networks are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks’ estimates of its revenue for the second quarter ended June 30, 2003 and the intermediate and long-term prospects of the company. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include, but are not limited to, receipt of more detailed information about Redback Networks’ second quarter results and further analysis of revenues, and customer acceptance and sales of next generation service platforms. In addition, please see the risk factors set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission, for a more detailed description of the risks facing our business.